Exhibit 99.1

COMMON INTEREST AGREEMENT

THIS COMMON INTEREST AGREEMENT (this “Agreement”) is made by and among certain shareholders and interested parties of BMC Fund, Inc., as identified below. In this Agreement, the above named entities and persons are sometimes referred to, collectively, as the “Parties” and, individually, as a “Party.”

W I T N E S S E T H:

WHEREAS, certain shareholders of BMC Fund, Inc. (“BMC”), in consultation with certain advisors, have engaged legal counsel to advise them regarding certain matters related to BMC; and legal counsel has engaged a forensic accounting firm to perform certain services related to an investigation and analysis of the operations and investments of BMC; and

WHEREAS, the Parties recognize they all will benefit from the work being performed by legal counsel and the forensic accounting firm and wish to share the costs of these expenses pro-rata by their collective ownership in BMC; and

WHEREAS, the Parties also agree they wish to seek further information on the performance of BMC prior to the Annual Meeting of Shareholders of BMC to be held in February 2021, and to act collectively with respect to the election of directors of BMC at either the Annual Meeting of Shareholders of BMC or at any special meeting of shareholders;

NOW THEREFORE, the parties hereto do hereby agree as follows:

1.                  Common interest. The Parties agree that they have a common interest as shareholders in BMC in learning more about the performance and operations of BMC and in considering steps that may be taken to preserve and enhance the value of their ownership, and in acting collectively in those efforts and in any future steps.

2.                  Cost sharing. The Parties agree to reimburse those Parties who have paid and will pay for the fees incurred to date and to be incurred for services by legal counsel and the forensic accounting firm performed pursuant to this Agreement, so that all costs will be shared in an amount based on the collective pro-rata ownership in BMC among the undersigned Parties. The obligations of each Party under this paragraph shall be several and not joint, and no Party shall be liable for the costs of any other Party. Such aggregate costs shall not exceed $160,000 without prior approval of the Parties.

3.                  Information requests. The Parties agree to jointly seek additional information from BMC management (copied to all Board members) regarding the performance and operations of BMC.

4.                  Voting agreement. Each Party hereby covenants and agrees in favor of the other Parties that, from the date hereof until the termination of this Agreement, at any meeting of shareholders of BMC called to vote upon the election and/or removal of directors of BMC or at any adjournment or postponement thereof or in any circumstances upon which a vote, consent or other approval (including by written consent in lieu of a meeting) with respect to the election and/or removal of directors is sought, each Party shall cause his, her or its shares of common stock of BMC (“Shares”) to be counted as present for purposes of establishing a quorum and shall vote (or caused to be voted) his, her or its Shares as may be agreed upon by the Parties from time to time, and in any event shall vote (i) in favor of the removal of any directors of BMC as shall be agreed upon by the Parties from time to time, (ii) in favor of any nominee for election chosen by the Parties and against any nominee not chosen by the Parties, and (iii) against any matter that could reasonably be expected to delay, prevent, impede or frustrate the matters contemplated by this Agreement. In addition, each Party hereby covenants and agrees in favor of the other Parties that at any time a matter other than the election or removal of directors is submitted to the shareholders of BMC, each Party shall cause his, her or its Shares to be counted as present for purposes of establishing a quorum and shall vote (or cause to be voted) his, her or its Shares as may be agreed upon by the Parties from time to time, such agreement to be evidenced by approval of such Parties who are the holders of a majority of the Shares subject to this Agreement. Any Shares acquired by any Party or any of his, her or its affiliates after the date hereof shall be deemed to be subject to the terms hereof, and such Party shall give notice in writing to counsel to the Parties, and each other Party, on the date such Shares are acquired.

5.                  Irrevocable proxy and power of attorney. Each of Anvil Venture Group, L.P., Hermitage Court, LLC, Harvey F. Gortner and Terri Kenefsky hereby constitutes and appoints as the proxy of such Party and hereby grants a power of attorney to J. Edgar Broyhill II, with full power of substitution and resubstitution, with respect to the matters set forth herein, including, without limitation, election of persons as members of the Board in accordance with Section 4 hereof, and hereby authorizes J. Edgar Broyhill II to represent and vote, if and only if the Party fails to vote, or attempts to vote (whether by proxy, in person or by written consent) in a manner which is inconsistent with the terms of this Agreement, all of such Party’s Shares in favor of the election and/or removal of persons as members of the Board and on such other matters submitted to the shareholders of BMC, each as determined pursuant to and in accordance with the terms and provisions of this Agreement. Each of Eastwind Investments, LLC, Martha Sutton, Richard Stevens, Jan E. Gordon, Michael H. Dickson and Robert Dickson hereby constitutes and appoints as the proxy of such Party and hereby grants a power of attorney to David Gilbert, with full power of substitution and resubstitution, with respect to the matters set forth herein, including, without limitation, election of persons as members of the Board in accordance with Section 4 hereof, and hereby authorizes David Gilbert to represent and vote, if and only if the Party fails to vote, or attempts to vote (whether by proxy, in person or by written consent) in a manner which is inconsistent with the terms of this Agreement, all of such Party’s Shares in favor of the election and/or removal of persons as members of the Board and on such other matters submitted to the shareholders of BMC, each as determined pursuant to and in accordance with the terms and provisions of this Agreement. Each of the proxy and power of attorney granted pursuant to this paragraph is given in consideration of the agreements and covenants of the Parties in connection with the matters contemplated by this Agreement and, as such, each is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Section 9 hereof. Each Party hereby revokes any and all previous proxies or powers of attorney with respect to the Shares and shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 9 hereof, purport to grant any other proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares, in each case, with respect to any of the matters set forth herein.

6.                  Transfer restrictions. Each Party agrees not to (and to cause his, her or its affiliates not to) directly or indirectly sell, transfer, assign, grant a participation interest in, pledge, hypothecate, grant security interest in or otherwise convey or encumber (each, a “Transfer”), or enter into any agreement or other arrangement with respect to the Transfer of, any of his, her or its Shares to any person. The intent of this provision is that the Parties and their affiliates will not reduce their economic interest in BMC without the consent of the other Parties.

7.                  Representations and warranties. Each Party represents and warrants to the other Parties as follows, and acknowledges that the other Parties are relying upon such representations and warranties in entering this Agreement:

a.                   Authorization. Each Party that is not a natural person represents and warrants to each of the other Parties that such Party is validly organized and exiting under the laws of its state of organization and has all requisite power and authority to execute this Agreement and to perform fully its obligations hereunder.

b.                  Enforceability. This Agreement has been duly executed and delivered by the Party and constitutes a legal, valid and binding obligation, enforceable against such Party in accordance with its terms, subject to bankruptcy, insolvency and other similar laws affecting creditors’ rights generally, and to general principles of equity.

c.                   Ownership of Shares. Such Party is the record and beneficial owner of all of the Shares held by such Party as of the date hereof, with good and marketable title thereto, free and clear of any and all liens. Such Party does not directly or indirectly control or direct, or own or have any registered or beneficial interest in, any other securities of BMC. None of such Party’s Shares are subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares. No person has any agreement or option, or any right or privilege capable of becoming an agreement or option, for the purchase, acquisition or transfer of any Shares beneficially owned by such Party or interest therein or right thereto, except pursuant to this Agreement.

d.                  Noncontravention. Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby nor the compliance by the Party with any of the provisions hereof will (i) if such Party is not a natural person, contravene or conflict with, or constitute a violation of, any organizational documents of such Party; (ii) if such Party is not a natural person, contravene or conflict with, or constitute a violation of, any material applicable law or any material agreement or order binding on such Party; or (iii) result in the imposition of any lien, charge, security interest, obligation or other restriction on title or transfer of any nature whatsoever on any asset of such Party.

8.                  Disclosure and public filing. Each Party hereby consents to the public filing and disclosure of this Agreement as required under applicable laws, including the disclosure of the substance of this Agreement in any press release or proxy solicitation materials relating to any meeting of the shareholders of BMC, subject to the approval of the content of such disclosure by J. Edgar Broyhill II, acting on behalf of all of the Parties.

9.                  Termination. This Agreement (including the irrevocable power of attorney and proxy contained herein and in any other document executed consistent therewith) (i) may be terminated at any time upon the written agreement of the Parties; (ii) shall automatically terminate in the event that the Parties, after making good faith efforts, have failed to reach agreement on a significant decision requiring their mutual agreement; and (iii) shall automatically terminate on the first anniversary of the date hereof. If this Agreement is terminated in accordance with this Section 9, the provisions of this Agreement will become void and no Party shall have liability to any other Party, except in respect of the costs described in Section 2 and a breach of this Agreement which occurred prior to such termination. Notwithstanding anything to the contrary, including any continuing obligations hereunder, upon termination of this Agreement the Parties shall no longer intend to be, and shall no longer be, a “group” for any purposes, including for purposes of applicable securities laws.

10.              Amendments; waiver. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of amendment, by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective.

11.              Further assurances. Each Party, at any time and from time to time upon the reasonable request of another Party, shall promptly execute and deliver, or cause to be executed and delivered, all such further instruments and take all such further actions as may be reasonably necessary or appropriate to confirm or carry out the purposes and intent of this Agreement.

12.              Specific performance. The Parties agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

13.              Construction and execution. This Agreement has been drafted jointly by the parties following negotiations between them. It shall be construed according to its terms and not for or against any Party. This Agreement constitutes the entire agreement and understanding among the Parties and supersedes all prior and contemporaneous agreements and understandings, both oral and written, among the Parties with respect to the subject matter hereof. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original. This Agreement is binding on and shall inure to the benefit of the Parties and their respective successors and assigns. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of North Carolina, without regard to the conflicts of laws rules of such state.

14.              Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

(signature pages follow)

In witness whereof, each of the undersigned parties hereto has caused this Agreement to be executed on his, her or its behalf as of the date set forth opposite the signature of such party.

February 8, 2021	Anvil Venture Group, L.P.

	By:	/s/ J. Edgar Broyhill II
J. Edgar Broyhill II

February 8, 2021	Eastwind Investments, LLC

	By:	/s/ Martha Sutton
Martha Sutton

February 8, 2021	Jan E. Gordon

	By:	/s/ Jan E. Gordon
Jan E. Gordon

February 8, 2021	Hermitage Court, LLC

	By:	/s/ Marilyn Beach
Marilyn Beach

February 8, 2021	Michael H. Dickson

	By:	/s/ Michael H. Dickson
Michael H. Dickson

February 8, 2021	Robert Dickson

	By:	/s/ Robert Dickson
Robert Dickson

February 8, 2021	Harvey F. Gortner

	By:	/s/ Harvey F. Gortner
Harvey F. Gortner

February 8, 2021	Terri Kenefsky

	By:	/s/ Terri Kenefsky
Terri Kenefsky

February 8, 2021	Martha Sutton

	By:	/s/ Martha Sutton
Martha Sutton

February 8, 2021	Richard Stevens

	By:	/s/ Richard Stevens
Richard Stevens

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